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                                                                  EXHIBIT 11.1

                     FIRST MERCHANTS ACCEPTANCE CORPORATION
                                   Exhibit 11
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                    (in thousands, except per share amounts)


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

                                                               Years Ended December 31
                                                          -------------------------------
                                                             1996        1995        1994
                                                          -------------------------------
Average number of common shares outstanding                 6,526       4,677       2,882

Common equivalent shares outstanding:
  Warrants                                                    -            96         228
  Stock options                                               216         207         187
                                                          -------------------------------
Total common and common equivalent shares
  outstanding                                               6,742       4,980       3,297


  Net earnings before extraordinary item                  $10,520       6,701       2,789
  Extraordinary item                                          -           -        (1,168)
                                                          -------------------------------
  Net earnings                                             10,520       6,701       1,621
  Warrant accretion                                           -           -          (127)
                                                          -------------------------------
  Net earnings available to stockholders                  $10,520       6,701       1,494
                                                          ===============================
  Per share data:
  Net earnings before extraordinary item                  $  1.56        1.35        0.85
  Extraordinary item                                          -           -         (0.36)
                                                          -------------------------------
  Net earnings                                               1.56        1.35        0.49
  Warrant accretion                                           -           -         (0.04)
                                                          -------------------------------
  Net earnings available to stockholders                  $  1.56        1.35        0.45
                                                          ===============================

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Total common and common equivalent shares outstanding represent actual shares outstanding and shares issued during the twelve months prior to the Company's initial public offering as if issued at the beginning of all periods presented applying the treasury stock method based upon the weighted average closing price of the Common Stock. The estimated initial public offering price of $11 per share was used prior to the initial public offering.